www.TractorSupply.com
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TRACTOR SUPPLY COMPANY REPORTS FOURTH QUARTER AND FISCAL 2019 RESULTS; PROVIDES FISCAL 2020 FINANCIAL OUTLOOK
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Brentwood, TN, January 30, 2020 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today announced financial results for its fourth quarter and fiscal year ended December 28, 2019.

•Fourth Quarter Net Sales Increased 2.7%; Fourth Quarter Comparable Store Sales Increased 0.1% on top of 5.7% comparable store sales growth in the same period last year
•Fiscal Year Net Sales Increased 5.6%; Fiscal Year Comparable Store Sales Increased 2.7%
•Fourth Quarter Diluted Earnings per Share (“EPS”) Increased 9.0% to $1.21; Fiscal Year Diluted EPS of $4.66 and Adjusted Diluted EPS of $4.681
•$696.0 Million of Capital Returned to Shareholders Through Share Repurchases and Quarterly Cash Dividends in Fiscal 2019
•Company Provides Fiscal 2020 Diluted EPS Outlook of $4.90 to $5.10
1 See “Use and Reconciliation of Non-GAAP Financial Measures” below.

Greg Sandfort, Tractor Supply’s Strategic Advisor and retired Chief Executive Officer, effective January 13, 2020, commented, “Overall, 2019 was a solid year for the Tractor Supply team as we achieved record revenue and net income. While our comparable store sales performance for the fourth quarter was below our expectations, the weakness was driven principally by the effect of a period of warmer than expected weather impacting the sales of seasonal products and softness in several holiday discretionary categories. Despite the sales trends in the quarter, the Tractor Supply team executed well, controlling what we could control. This performance resulted in earnings per share in line with our guidance range as the team delivered gross margin expansion accompanied with disciplined cost management. I am optimistic about the future of Tractor Supply and where Hal and the team will lead the Company in the future.”

Hal Lawton, who was named Tractor Supply’s President and Chief Executive Officer, effective January 13, 2020, said, “I would like to thank Greg for his outstanding leadership and dedication to Tractor Supply over the last 12 years. As we move into 2020 and beyond, Tractor Supply is well positioned to build on our strengths, and I am excited about our opportunities for growth. At Tractor Supply, we have a differentiated customer experience, a robust set of competencies, and are well positioned to become an even more integral part of our customers’ lives. In the coming weeks and months, I will be focused on listening and learning from Tractor Supply team members and working with the leadership team to position Tractor Supply for continued long-term success.”

Fourth Quarter 2019 Highlights
Net sales increased 2.7% to $2.19 billion in the fourth quarter of 2019 from $2.13 billion in the fourth quarter of 2018. Comparable store sales increased 0.1% versus an increase of 5.7% in the prior year’s fourth quarter. The comparable store sales results included an increase in comparable average ticket of 1.8% and a decrease in comparable transaction count of 1.7%. The comparable store sales performance in the fourth quarter was primarily driven by strength in the consumable, usable and edible categories, which were generally in line with the Company’s expectations. This performance was offset by weakness in cold weather seasonal and holiday discretionary categories. Softness in the cold weather seasonal categories such as heating equipment and insulated outerwear were impacted by the unseasonably warm weather in December which was the sixth warmest in 125 years. Emergency response categories were negatively impacted as the Company cycled hurricane-related sales from the fourth quarter of 2018. In addition, holiday discretionary categories were pressured by six fewer selling days between Thanksgiving and Christmas compared to last year, which had a greater impact on sales than the Company had anticipated.

Gross profit increased 3.6% to $741.8 million from $716.3 million, and gross margin rate increased 26 basis points to 33.8% from 33.6% in the prior year’s fourth quarter. The increase in gross margin was primarily attributable to a reduction in freight expense as a percent of net sales and, to a lesser extent, effective management of direct product margins.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 2.9% to $551.4 million from $536.0 million in the prior year’s fourth quarter. As a percent of net sales, SG&A expenses increased three basis points to 25.2% from 25.1% in the fourth quarter of 2018. The increase in SG&A as a percent of net sales was primarily attributable to deleverage in store personnel, occupancy and other costs, including depreciation, from the decrease in comparable store sales and incremental costs associated with the new distribution facility in Frankfort, NY. These SG&A increases were partially offset by a decrease in incentive compensation as well as disciplined cost management.

The effective income tax rate was 22.3% compared to a rate of 22.2% in the prior year’s fourth quarter.

Net income was $144.2 million, or $1.21 per diluted share, compared to net income of $136.9 million, or $1.11 per diluted share, in the fourth quarter of 2018.

The Company opened 30 new Tractor Supply stores and five new Petsense stores in the fourth quarter of 2019. Additionally, in the fourth quarter of 2019, the Company closed one Petsense store.

Fiscal 2019 Results
Net sales increased 5.6% to $8.35 billion from $7.91 billion in fiscal 2018. Comparable store sales increased 2.7% versus a 5.1% increase in fiscal 2018. Gross profit increased 6.3% to $2.87 billion from $2.70 billion, and gross margin increased by 22 basis points to 34.4% from 34.2%.

SG&A expenses, including depreciation and amortization, increased 6.4% to $2.13 billion, and as a percent of net sales, SG&A expenses increased to 25.5% compared to 25.3% in fiscal 2018.

The effective income tax rate was 22.3% compared to a rate of 22.1% in fiscal 2018.

For fiscal 2019, net income was $562.4 million, or $4.66 per diluted share, compared to $532.4 million, or $4.31 per diluted share, in fiscal 2018. Excluding the after-tax impact of an executive transition agreement in the third quarter of fiscal 2019 of approximately $2.3 million, or $0.02 per diluted share, adjusted net income for fiscal 2019 was $564.7 million, or $4.68 per diluted share.

The Company repurchased approximately 5.4 million shares of its common stock for $533.3 million and paid quarterly cash dividends totaling $162.7 million, returning $696.0 million of capital to shareholders in fiscal 2019.

During fiscal 2019, the Company opened 80 new Tractor Supply stores and eight new Petsense stores and closed one Tractor Supply store and three Petsense stores.

Fiscal 2020 Outlook
The Company is providing the following initial guidance for the results of operations expected for fiscal 2020:

Net Sales	$8.75 billion - $ 8.90 billion
Comparable Store Sales	+1.5% - +3.0%
Operating Margin Rate	~8.9%
Net Income	$575 million - $595 million
Earnings per Diluted Share	$4.90 - $5.10
Capital Expenditures	$225 million - $275 million

The Company’s diluted EPS guidance assumes an estimated effective income tax rate of 22.4% to 22.7%.

Share repurchases for fiscal 2020 are expected to be in the range of $450 million to $550 million. Anticipated capital expenditures include new store growth of approximately 80 new Tractor Supply and 10 to 15 new Petsense store openings.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, January 30, 2020 at 9:00 a.m. CT / 10:00 a.m. ET, hosted by Hal Lawton, Chief Executive Officer; Greg Sandfort, Strategic Advisor; and Kurt Barton, Chief Financial Officer. The call will be webcast live at IR.TractorSupply.com.

The call will be broadcast simultaneously over the Internet on the Company’s website at IR.TractorSupply.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. With more than 32,000 team members, the Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At December 28, 2019, the Company operated 1,844 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.
Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At December 28, 2019, the Company operated 180 Petsense stores in 26 states. For more information on Petsense, visit www.Petsense.com.

Forward-Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, including, but not limited to, net sales, operating margins, net income, earnings per share and comparable store sales, share repurchases and capital expenditures. Other factors affecting future results include the amount of share repurchases, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates and fuel costs, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes, including expected effects of the Tax Cuts and Jobs Act, and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FOURTH QUARTER ENDED				YEAR ENDED
	December 28, 2019		December 29, 2018		December 28, 2019		December 29, 2018
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$2,191,785	100.00%	$2,133,271	100.00%	$8,351,931	100.00%	$7,911,046	100.00%
Cost of merchandise sold	1,449,984	66.16	1,416,938	66.42	5,480,161	65.62	5,208,518	65.84
Gross profit	741,801	33.84	716,333	33.58	2,871,770	34.38	2,702,528	34.16

Selling, general and administrative expenses	499,969	22.81	489,983	22.97	1,932,572	23.14	1,823,440	23.05
Depreciation and amortization	51,394	2.34	45,968	2.15	195,978	2.34	177,351	2.24

Operating income	190,438	8.69	180,382	8.46	743,220	8.90	701,737	8.87
Interest expense, net	4,837	0.22	4,446	0.21	19,843	0.24	18,352	0.23

Income before income taxes	185,601	8.47	175,936	8.25	723,377	8.66	683,385	8.64
Income tax expense	41,422	1.89	39,085	1.83	161,023	1.93	151,028	1.91
Net income	$144,179	6.58%	$136,851	6.42%	$562,354	6.73%	$532,357	6.73%

Net income per share:
Basic	$1.22		$1.12		$4.70		$4.34
Diluted	$1.21		$1.11		$4.66		$4.31

Weighted average shares outstanding:
Basic	118,370		122,152		119,727		122,651
Diluted	119,255		123,172		120,743		123,471

Dividends declared per common share outstanding	$0.35		$0.31		$1.36		$1.20

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	FOURTH QUARTER ENDED		YEAR ENDED
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net income	$144,179	$136,851	$562,354	$532,357

Other comprehensive income/(loss):
Change in fair value of interest rate swaps, net of taxes	126	(2,155)	(4,332)	456
Total other comprehensive income/(loss)	126	(2,155)	(4,332)	456
Total comprehensive income	$144,305	$134,696	$558,022	$532,813

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 28, 2019	December 29, 2018
ASSETS
Current assets:
Cash and cash equivalents	$84,241	$86,299
Inventories	1,602,781	1,589,542
Prepaid expenses and other current assets	100,865	114,447
Income taxes receivable	—	4,111
Total current assets	1,787,887	1,794,399

Property and equipment, net	1,163,956	1,134,464
Operating lease right-of-use assets	2,188,802	—
Goodwill and other intangible assets	124,492	124,492
Deferred income taxes	—	6,607
Other assets	24,131	25,300
Total assets	$5,289,268	$3,085,262

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$643,036	$619,981
Accrued employee compensation	39,755	54,046
Other accrued expenses	247,690	232,416
Current portion of long-term debt	30,000	26,250
Current portion of finance lease liabilities	4,036	3,646
Current portion of operating lease liabilities	277,099	—
Income taxes payable	5,984	1,768
Total current liabilities	1,247,600	938,107

Long-term debt	366,480	381,100
Finance lease liabilities, less current portion	30,389	29,270
Operating lease liabilities, less current portion	2,001,162	—
Deferred income taxes	153	—
Deferred rent	—	107,038
Other long-term liabilities	76,361	67,927
Total liabilities	3,722,145	1,523,442

Stockholders’ equity:
Common stock	1,389	1,375
Additional paid-in capital	966,698	823,413
Treasury stock	(3,013,996)	(2,480,677)
Accumulated other comprehensive income	199	3,814
Retained earnings	3,612,833	3,213,895
Total stockholders’ equity	1,567,123	1,561,820
Total liabilities and stockholders’ equity	$5,289,268	$3,085,262

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	YEAR ENDED
	December 28, 2019	December 29, 2018
Cash flows from operating activities:
Net income	$562,354	$532,357
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	195,978	177,351
Gain on disposition of property and equipment	(297)	(567)
Share-based compensation expense	31,136	28,921
Deferred income taxes	6,760	11,887
Change in assets and liabilities:
Inventories	(13,239)	(136,334)
Prepaid expenses and other current assets	13,582	(26,195)
Accounts payable	23,055	43,413
Accrued employee compensation	(14,291)	22,373
Other accrued expenses	10,351	36,406
Income taxes	8,327	(8,355)
Other	(12,000)	13,137
Net cash provided by operating activities	811,716	694,394
Cash flows from investing activities:
Capital expenditures	(217,450)	(278,530)
Proceeds from sale of property and equipment	2,489	2,216
Net cash used in investing activities	(214,961)	(276,314)
Cash flows from financing activities:
Borrowings under debt facilities	1,002,000	1,193,500
Repayments under debt facilities	(1,013,250)	(1,212,250)
Debt issuance costs	—	(346)
Principal payments under finance lease liabilities	(3,708)	(3,246)
Repurchase of shares to satisfy tax obligations	(3,818)	(1,367)
Repurchase of common stock	(533,319)	(349,776)
Net proceeds from issuance of common stock	115,981	79,643
Cash dividends paid to stockholders	(162,699)	(147,087)
Net cash used in financing activities	(598,813)	(440,929)
Net change in cash and cash equivalents	(2,058)	(22,849)
Cash and cash equivalents at beginning of period	86,299	109,148
Cash and cash equivalents at end of period	$84,241	$86,299

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$19,146	$18,069
Income taxes	144,377	146,918

Supplemental disclosures of non-cash activities:
Non-cash accruals for construction in progress	$7,924	$3,001
Operating lease assets and liabilities recognized upon adoption of ASC 842	2,084,880	—
Increase of operating lease assets and liabilities from new or modified leases	365,233	—
Increase of finance lease assets and liabilities from new or modified leases	5,217	—

Selected Financial and Operating Information
(Unaudited)

	FOURTH QUARTER ENDED		YEAR ENDED
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Sales Information:
Comparable store sales increase	0.1%	5.7%	2.7%	5.1%
New store sales (% of total sales)	2.6%	3.3%	2.8%	3.8%
Average transaction value	$47.85	$47.03	$46.89	$45.85
Comparable store average transaction value increase	1.8%	3.0%	2.4%	2.8%
Comparable store average transaction count (decrease)/increase	(1.7)%	2.6%	0.3%	2.2%
Total selling square footage (000’s)	30,854	29,571	30,854	29,571
Exclusive brands (% of total sales)	30.8%	31.2%	31.0%	31.4%
Imports (% of total sales)	14.4%	14.9%	12.0%	12.5%

Store Count Information:
Tractor Supply
Beginning of period	1,814	1,748	1,765	1,685
New stores opened	30	17	80	80
Stores closed	—	—	(1)	—
End of period	1,844	1,765	1,844	1,765
Petsense
Beginning of period	176	181	175	168
New stores opened	5	4	8	18
Stores closed	(1)	(10)	(3)	(11)
End of period	180	175	180	175
Consolidated end of period	2,024	1,940	2,024	1,940

Pre-opening costs (000’s)	$2,832	$1,451	$8,090	$8,485

Balance Sheet Information:
Average inventory per store (000’s) (a)	$751.3	$766.8	$751.3	$766.8
Inventory turns (annualized)	3.42	3.49	3.23	3.27
Share repurchase program:
Cost (000’s)	$43,342	$60,571	$533,319	$349,776
Average purchase price per share	$94.63	$87.61	$99.05	$70.14

Capital Expenditures (in millions):
Information technology	$22.8	$24.3	$89.3	$86.7
New and relocated stores and stores not yet opened	20.7	15.9	59.3	68.0
Existing stores	22.0	15.7	45.5	41.5
Distribution center capacity and improvements	5.4	28.8	19.7	82.0
Corporate and other	2.3	0.1	3.7	0.3
Total	$73.2	$84.8	$217.5	$278.5

(a) Assumes average inventory cost, excluding inventory in transit.

Use of Non-GAAP Financial Measures
Tractor Supply reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Tractor Supply also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, Tractor Supply’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with U.S. GAAP. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share amounts)

	YEAR ENDED
	December 28, 2019		Executive Transition Agreement		December 28, 2019
	(As Reported)		(Adjustment)		(As Adjusted)
		% of		% of		% of
		Net		Net		Net
		Sales		Sales		Sales
Selling, general and administrative expenses	$1,932,572	23.14%	$(2,942)	(0.04)%	$1,929,630	23.10%

Operating income	$743,220	8.90%	$2,942	0.04%	$746,162	8.94%

Income before income taxes	$723,377	8.66%	$2,942	0.04%	$726,319	8.70%

Income tax expense	$161,023	1.93%	$652	0.01%	$161,675	1.94%

Net income	$562,354	6.73%	$2,290	0.03%	$564,644	6.76%

Diluted net income per share	$4.66		$0.02		$4.68